LAS VEGAS—(BUSINESS WIRE)—Sept. 7, 2006—Cash Systems, Inc. (NASDAQ: CKNN - News), a provider of cash access solutions for the gaming industry, announced today that it began beta testing the Company’s cashclub™ product at the Boomtown Casino Hotel located in Reno, Nevada. The test began on August 18th.

Michael Rumbolz, Chairman and Chief Executive Officer of Cash Systems stated, “We are delighted with the results of our beta testing of the cashclub™ product at Boomtown Casino Hotel. cashclub™ exemplifies how we use technology to add significant value to our clients by increasing productivity across the casino floor, decreasing cash handling costs and increasing the convenience for the casino customer. Importantly, the introduction of the cashclub™ product is the first step in implementing our joint venture product suite, which allows truly cashless wagering at the gaming device.”

Through the use of cashclub™, casinos will continue to see a decrease in the cost of handling cash. They will also see reduced lines at the cage and customers returning to the gaming floor with cash more quickly and easily.

John Glaser, Executive Vice President of Cash Systems stated, “Boomtown customers are already realizing the convenience of obtaining cash directly at the ATM with the use of their cashclub™ enabled Boomtown Players Club Card. Standing in line at the cage to complete transactions will soon be a thing of the past.”

As with all Cash Systems products, cashclub™ supports responsible gaming self exclusion programs by allowing casino patrons to exclude themselves from accessing their funds from any of Cash Systems’ networks of devices. Cash Systems products provide additional flexibility by allowing patrons to set daily limits for their access to funds from various cash access devices.

Additionally, two more casino properties will bring cashclub™ live the week of September 11th, expanding the cashclub™ presence on both the east and west coasts.

About Cash Systems, Inc.

Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contact:
Integrated Corporate Relations
Don Duffy/Ashley Ammon, 203-682-8200